Exhibit 16.1

October 30, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by SavMobi Technology, Inc. under the caption “Changes in Registrant’s Certifying Accountant” included in this Form 8-K to be filed with the Securities and Exchange Commission on or about October 30, 2020. We are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas